Exhibit 3
OPTION AGREEMENT
UNDER THE ENHANCED Ltd
INCENTIVE PLAN
Name of Participant: Maximilian Martin
Total Number of Options: 253,921
Type of Options: NSO (Non-Qualified Stock Option)
Grant Date: October 29, 2025
Vesting Commencement Date: October 29, 2025
Exercise Price: $9.32
Expiration Date: October 29, 2035
Pursuant to the Enhanced Ltd Incentive Plan (the “Plan”), Enhanced Ltd, a Cayman Islands exempted company (including any successor thereto, the “Company”) hereby grants the Total Number of Options listed above (the “Award”) to the grantee named above (the “Participant”). Each option (an “Option”) will entitle the Participant to purchase one share of the Company’s Common Shares, par value US$0.00001 per share (“Shares”), subject to the terms set forth in this Option Agreement. Capitalized terms used but not defined in this Option Agreement will have the meaning specified in the Plan.
1.    Vesting of Options. One-quarter (1/4) of Total Number of Options will vest on the first anniversary of the Vesting Commencement Date, and 1/48th of the Total Number of Options will vest on the corresponding day of each month thereafter (and if there is no corresponding day, on the last day of such month) (each, a “Vesting Date”) so long as the Participant remains in the continued Employment of the Company or one of its Subsidiaries through the applicable Vesting Date. Subject to Paragraph 3 of this Option Agreement, the Participant will forfeit any unvested Options if the Participant does not remain in the continued Employment of the Company or one of its Subsidiaries from the Grant Date through the applicable Vesting Date.
2.    Exercise of Options. The Participant may exercise the Options that become vested and exercisable by giving written notice to the Administrator (in a form acceptable to the Administrator) specifying the number of Shares to be acquired and providing payment of the full exercise price therefor in accordance with Section 7(d) of the Plan. Except as provided in Paragraph 3 of this Option Agreement, such Options may not be exercised unless the Participant is in the Employment of the Company or one of its Subsidiaries on the exercise date and remains in the continuous Employment of the Company or one of its Subsidiaries from the Grant Date through the exercise date.
3.    Vesting and Exercise in the Event of a Qualifying Termination of Employment. The Options shall be subject to the vesting and exercisability provisions set forth in Section 7(a) of the Plan.

4.    Shareholder Rights. The Participant will have no rights of a shareholder with respect to any Shares underlying the Options unless and until such Shares have been purchased and delivered in accordance with this Option Agreement.
5.    Acknowledgement. By signing below, the Participant acknowledges and agrees that the receipt of the Award will satisfy in full the Company’s obligation to grant any stock options to the Participant. If there are any questions regarding the foregoing, the Participant may contact Emily Tabak at emily.tabak@enhanced.org.
6.    Additional Provisions.
(a)    Incorporation of Plan. This Option Agreement will be subject to and governed by all of the terms and conditions of the Plan, including, but not limited to, the clawback provisions set forth in Section 6(e) of the Plan, the dispute resolution provisions set forth in Section 14(c) of the Plan and the provisions regarding Section 409A set forth in the Plan, as applicable. By the Participant’s execution of this Option Agreement, the Participant acknowledges having received a copy of the Plan.
(b)    Tax Withholding. In accordance with Section 6(f) of the Plan, in connection with any event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to the Award (including, without limitation, the Federal Insurance Contributions Act tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant whether or not pursuant to the Plan (including Shares otherwise deliverable), (ii) the Administrator may require that the Participant remit cash to the Company (through payroll deduction or otherwise), or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Participant.
(c)    Entire Agreement. This Option Agreement and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.
(d)    No Right to Continued Employment or Future Awards. In accordance with Section 6(g) of the Plan, the Award does not confer upon the Participant any right to continued Employment with the Company or one of its Subsidiaries. In addition, the Award does not confer upon the Participant any right to future grants of Options.

ENHANCED LTD

By:
/s/ Emily Tabak
	Name:	Emily Tabak
	Title:	Chief Legal Officer

By executing this Option Agreement, the Participant hereby agrees to all of the terms and conditions set forth herein and in the Plan.

Dated:	May 5, 2026
/s/ Maximilian Martin
Participant
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